CERTIFICATE OF INCORPORATION
                                       OF
                         PACIFIC BASIN DEVELOPMENT CORP.

              Under Section of 402 of the Business Corporation Law

THE UNDERSIGNED, a natural person over the age of eighteen years, desiring to form a corporation pursuant to Section 402 of the Business Corporation Law of the State of New York, hereby certifies

FIRST:  The name of the Corporation is:

                         PACIFIC BASIN DEVELOPMENT CORP.

SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized pursuant to the Business Corporation Law of the State of New York. The corporation is not to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

For the accomplishment of the aforesaid purposes and in furtherance thereof, the Corporation shall have, and may exercise, all of the powers conferred by the Business Corporation Law upon corporations formed thereunder, subject to any limitations contained in Article 2 of said law in accordance with the provisions of any other statute of the State of New York.

THIRD: The aggregate number of shares which this Corporation shall have the authority to issue is Sixty Million (60,000,000) shares, as follows:

a. Common Stock. Of the total authorized capital stock the Corporation shall have the authority to issue Fifty Million (50,000,000) shares of a par value of one tenth ($.001) cent each, which shares shall be designated "Common Stock".

b. Preferred Stock. Of the total authorized capital stock the Corporation shall have the authority to issue Ten Million (10,000,000) shares of a par value of one tenth ($.001) cent each, which shares shall be designated "Preferred Stock".

A. Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issuance of such Preferred Stock from time to time adopted by the Board of Directors pursuant by authority so to do which is hereby vested in the Board of Directors, which resolutions shall be filed with the Secretary of State of the State of New York as required by law.


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B. Each series of Preferred Stock

(i) may have such number of shares;

(ii) may have such voting powers, full or limited, or may be without voting powers;

(iii) may be subject to redemption at such time or times and at such prices;

(iv) may be entitles to receive dividends (which may be cumulative or non cumulative) at such rate or rates, on such conditions, from such date or dates, and at such times, payable in preference to, or in such relation to the dividends payable on any other class or classes or series of stock;

(v) may have such rights upon the dissolution of, or upon any distribution of the assets of the corporation.;

(vi) may be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange, and with such adjustments;

(vii) may be entitled to the benefit of a sinking fund or purchases fund to be applied to the purchase or redemption of shares of such series in such amount or amounts'

(viii) may be entitles to the benefit of conditions and restrictions upon the creation of indebtedness of this Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series), and upon the payment of dividends or the redemption or other acquisition by this Corporation or any subsidiary of any outstanding stock of this Corporation; and

(xi) may have such other relative, participating, optional or other rights, qualifications, all as shall be stated in said resolution or resolutions, providing for the issuance of such Preferred Stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

C. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were, subject to the conditions or restriction on issuance set forth in the providing for the issuance of any series of Preferred Stock and subject to any filing required by law.

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FOURTH:  The principal  office of the corporation is to be located in the County of New York, State of New York.

FIFTH: The Secretary of State is designated as agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

                     Loselle Greenawalt Kaplan Blair & Adler
                              140 East 45th Street
                            New York, New York 10017

SIXTH: The Corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented, indemnify said Article from and against any and all expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any such person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the corporation.

SEVENTH: The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of
Section 402 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented.

EIGHTH: Any actions required or permitted to be taken at stockholders meetings may be taken without prior notice and without a meeting where consent in writing is given to the action taken by stockholders representing a majority of the shares entitled to vote as if such proposed actions had been presented to a duly convened stockholders meeting, providing however, that after such action is taken, written notice of such action taken by use of such consent procedure must be given in writing to those stockholders who have not furnished consents.

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IN WITNESS  WHEREOF,  this certificate has been subscribed this 12th day of May,
1996 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.



/S/  MICHAEL A. ABBOUD
-------------------------------
Michael A. Abboud, Incorporator
142 West Broadway
Council Bluffs, IA 51503